INTERIM EXECUTIVE EMPLOYMENT AGREEMENT

This Interim Executive Employment Agreement (“Agreement”) is effective as of October 12, 2018 (“Effective Date”), by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and Michael Mainelli, an individual (“Executive”). The Company and Executive are sometimes referred to as the “Parties” or “Party” in this Agreement, and the Company may designate a subsidiary to be the employer of the Executive.

In consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. EMPLOYMENT AND DUTIES.

A. Job Title; Responsibilities and Location. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed, on an interim basis, as Interim Chief Executive Officer (“Interim CEO”) (together with such other position or positions consistent with Executive’s title as the Company’s Board of Directors (the “Board”), may specify from time to time). The Interim CEO will report to the Board and will have such duties and responsibilities commensurate with such title. The Parties understand, acknowledge and agree that the term of Executive’s employment as Interim CEO will be for an interim transition period only. Executive shall be based in, and perform substantially all of his services from, a Company office located in Florida, with the understanding that the duties and responsibilities of the position will require some travel. The Company agrees to lease office space in Florida for this purpose on terms reasonably acceptable to the Company.

B. Full-Time Best Efforts. Executive agrees to devote Executive’s full professional time and attention to the business of the Company (and its subsidiaries, affiliates, or related entities) and the performance of Executive’s obligations under this Agreement, and will at all times faithfully, industriously and to the best of Executive’s ability, experience and talent, perform all of Executive’s obligations hereunder. Executive shall not, at any time during Executive’s employment by the Company, directly or indirectly, act as a partner, officer, director, consultant or employee, or provide services in any other capacity to any other business enterprise that conflicts with the Company’s business or Executive’s duty of loyalty to the Company. Notwithstanding the foregoing, Executive may, subject to the approval of the Company (i) serve on civil, charitable, non-profit or for-profit boards or committees, and (ii) manage personal and family investments and affairs, participate in industry organizations, so long as such service and activity, does not interfere, individually or in the aggregate, with the performance of his responsibilities hereunder and subject to the Company’s code of conduct and other applicable policies as in effect from time to time. The Company understands, acknowledges and agrees that Executive serves on the board of directors of Autocam Medical Corporation as of the date of this Agreement.

C. Duty of Loyalty. Executive acknowledges that during Executive’s employment with the Company, Executive will participate in relationships with existing and prospective clients, customers, partners, suppliers, service providers and vendors of the Company that are essential elements of the Company’s goodwill. The parties acknowledge that Executive owes the Company a fiduciary duty to conduct all affairs of the Company in accordance with all applicable laws and the highest standards of good faith, trust, confidence and candor, and to endeavor, to the best of Executive’s ability, to promote the best interests of the Company.

D. Conflict of Interest. Executive agrees that while employed by the Company, and except with the advance written consent of the Board, Executive will not enter into, on behalf of the Company, or cause the Company or any of its affiliates to enter into, directly or indirectly, any transactions with any business organization in which Executive or any member of Executive’s immediate family may be interested as a shareholder, partner, member, trustee, director, officer, employee, consultant, lender or guarantor or otherwise; provided, however, that nothing in this Agreement shall restrict transactions between the Company and any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market and over which Executive does not have the ability to control or significantly influence policy decisions.

E. Continued Board Membership. During Executive’s employment hereunder, Executive will continue to serve as a member of the Board subject to the Board nomination and stockholder approval process.

2. COMPENSATION.

A. Base Pay. During Executive’s employment hereunder, the Company agrees to pay Executive gross annual compensation of $525,000 (“Base Salary”), less usual and customary withholdings, which shall be payable in arrears in accordance with the Company’s customary payroll practices.

B. Bonus and Incentive Compensation. During Executive’s employment hereunder, Executive shall be eligible for bonus and incentive based compensation approved by the Board (or a committee thereof). The target annual bonus compensation will be 75% of Executive’s Base Salary, subject to proration based on Executive’s start date, which bonus shall be contingent upon the achievement of performance objectives as established by the Board (or a committee thereof) and communicated to Executive. Such bonus and incentive compensation shall be less all tax withholdings and other applicable deductions the Company reasonably determines are required to be made. Except as otherwise provided in this Agreement, annual bonus compensation shall be paid no later than March 15 of the calendar year immediately following the calendar year in which the bonus is being measured.

C. Equity Award. On October 15, 2018 (the “Grant Date”), the Executive shall be granted a Non-Statutory Stock Option (the “Option”), as defined in the Xtant Medical Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”), to purchase 240,000 shares of Common Stock (as defined in the Plan) at a per share exercise price equal to 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date. The Option (i) shall have a term of ten (10) years from the Grant Date; (ii) shall be subject to all of the terms and conditions of the Plan; and (iii) shall be evidenced by an appropriate individual award agreement, in substantially the form as attached as Exhibit A hereto. The Option shall vest and become exercisable, with respect to 10,000 of the shares of Common Stock purchasable thereunder on each monthly anniversary of the Grant Date, contingent upon Executive’s continuous employment and service as Chief Executive Officer of the Company from the Grant Date until the respective vesting date; provided, however, that if a Change in Control (as defined in the Plan) occurs during Executive’s employment hereunder while Executive is serving as Chief Executive Officer, the Option will vest and become exercisable, effective immediately prior to but contingent upon the Change in Control, with respect to that number of shares of Common Stock that otherwise would have vested during the six months after the Change in Control; provided, however, that in the event the Change in Control is a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, such acceleration of vesting will not occur.

D. Benefits. During Executive’s employment hereunder, Executive will be eligible to participate in the Company’s benefit programs, as summarized and as governed by any plan documents concerning such benefits. Executive acknowledges that the Company may amend, modify or terminate any of its benefit plans or programs at any time and for any reason. Executive will be eligible for 25 days of paid vacation per year, subject to the Company’s carryover policy for unused vacation in effect from time to time.

E. Reimbursement of Business Expenses. During Executive’s employment hereunder, the Company will pay or promptly reimburse Executive for reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder; provided that all such expenses are properly documented in accordance with the Company’s expense reimbursement policy as in effect from time to time. Such expenses will include, without limitation, all reasonable travel, lodging and meal expenses incurred by Executive on account of his travel between Executive’s home office location and the Company’s offices in Belgrade, Montana, and other travel conducted by Executive for the purpose of facilitating the performance of his duties and responsibilities hereunder.

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F. Health Insurance Premiums. During Executive’s employment hereunder, the Company will promptly reimburse Executive for monthly premiums incurred by Executive for his individual family health insurance policy or polices. Such reimbursement will not exceed $1,500 per month and will be made net of applicable income and employment tax withholdings.

G. Clawback. Executive agrees that any compensation or benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company as may be in effect from time-to-time or as required by applicable law, regulation or stock exchange listing requirement.

H. Board Compensation. During Executive’s employment hereunder, Executive will not be paid any non-employee director cash retainers or granted any non-employee director equity grants or receive any other compensation under the Company’s non-employee director compensation program.

3. CONFIDENTIAL INFORMATION.

A. Executive understands that during Executive’s employment relationship with the Company, the Company intends to provide Executive with information, including Confidential Information (as defined herein), without which Executive would not be able to perform Executive’s duties to the Company. Executive agrees, at all times during the term of Executive’s employment relationship and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company to the extent necessary to perform Executive’s obligations to the Company, any Confidential Information that Executive obtains, accesses or creates during the term of the relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Executive or of others under confidentiality obligations as to the information involved. Executive understands that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company by third parties under an obligation of non-disclosure or non-use or both. “Confidential Information” includes, without limitation, inventions, technical data, trade secrets, clinical data, regulatory information and strategies, marketing ideas or plans, research, product or service ideas or plans, business strategies, investments, investment opportunities, potential investments, market studies, industry studies, historical financial data, financial information and results, budgets, identity of customers, forecasts (financial or otherwise), possible or pending transactions, customer lists and domain names, price lists, and pricing methodologies.

B. At all times, both during Executive’s employment hereunder and after its termination, Executive will keep and hold all such Confidential Information in strict confidence and trust. Executive will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform Executive’s duties as an employee and/or director of the Company for the benefit of the Company. Executive may disclose information that Executive is required to disclose by valid order of a government agency or court of competent jurisdiction, provided, however, that Executive will:

1. Notify the Company in writing immediately upon learning that such an order may be sought or issued,

2. Cooperate with the Company as reasonably requested if the Company seeks to contest such order or to place protective restrictions on the disclosure pursuant to such order, and

3. Comply with any protective restrictions in such order, and disclose only the information specified in the order.

C. Upon termination of Executive’s employment hereunder with the Company, Executive will promptly deliver to the Company all documents and materials of any nature pertaining to Executive’s work with the Company which Executive reasonably believes will not be necessary in connection with the continued performance of his duties and responsibilities as a director of the Company.

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D. Executive agrees not to infringe the copyrights of the Company, its customers or third parties (including, without limitation, Executive’s previous employers, customers, etc.) by unauthorized or unlawful copying, modifying or distributing of copyrighted material, including plans, drawings, reports, financial analyses, market studies, computer software and the like.

4. COVENANT NOT TO COMPETE.

A. Non-competition Covenant. Executive agrees that during Executive’s employment hereunder) without the prior written consent of the Company, Executive shall not, directly or indirectly within the Territory (as defined below): (i) personally, by agency, as an employee, independent contractor, consultant, officer, director, manager, agent, associate, investor (other than as a passive investor holding less than five percent (5%) of the outstanding equity of an entity), or by any other artifice or device, engage in any Competitive Business (as defined below), (ii) assist others, including but not limited to employees of the Company, to engage in any Competitive Business, or (iii) own, purchase, finance, organize or take preparatory steps to own, purchase, finance, or organize a Competitive Business.

B. Definitions.

1. “Competitive Business” means (i) any person, entity or organization which is engaged in or about to become engaged in research on consulting regarding, or development, production, marketing or selling of any product, process, technology, device, invention or service which resembles, competes with or is intended to resemble or compete with a product, process, technology, device, invention or service under research or development or being promoted, marketed, sold or serviced by the Company or any subsidiary; or (ii) any other line of business that the Company or any subsidiary, conducted or was actively preparing to pursue at any time during the term of Executive’s employment with the Company.

2. “Territory” means the United States of America.

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5. NON-SOLICITATION AND NON-INTERFERENCE COVENANTS.

A. Non-solicitation of Employees and Others. During Executive’s employment hereunder and for a period of twelve (12) months thereafter, (i) Executive shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee, consultant, independent contractor, vendor, supplier, or agent to terminate or otherwise adversely affect his employment or other business relationship (or prospective employment or business relationship) with the Company, and (ii) Executive shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee to work for Executive or any other person or entity, other than the Company or its affiliates or related entities. Notwithstanding the foregoing, the Company understands, acknowledges and agrees that the mere solicitation by Executive on behalf of himself or a new employer or agent of business from a vendor or supplier of the Company would not violate this Section 5.A.

B. Non-solicitation of Customers. During Executive’s employment hereunder and for a period of twelve (12) months thereafter, Executive shall not, directly or indirectly, solicit, recruit, or induce any Customer (as defined below) for the purpose of (i) providing any goods or services related to a Competitive Business, or (ii) interfering with or otherwise adversely affecting the contracts or relationships, or prospective contracts or relationships, between the Company (including any related or affiliated entities) and such Customers. “Customer” means a person or entity with which Executive had contact or about whom Executive gained information while an employee of the Company, and to which the Company was selling or providing products or services, was in active negotiations for the sale of its products or services, or was otherwise doing business as of the date of the cessation of Executive’s employment with the Company or for whom the Company had otherwise done business within the twelve (12) month period immediately preceding the cessation of Executive’s employment with the Company.

6. ACKNOWLEDGEMENTS. Executive acknowledges and agrees that:

A. The geographic and duration restrictions contained in Sections 4 and 5 of this Agreement are fair, reasonable, and necessary to protect the Company’s legitimate business interests and trade secrets, given the geographic scope of the Company’s business operations, the competitive nature of the Company’s business, and the nature of Executive’s position with the Company;

B. Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to the Confidential Information, and Executive will have access to Confidential Information (including but not limited to trade secrets) that would be valuable or useful to the Company’s competitors;

C. The Company’s Confidential Information is a valuable asset of the Company, and any violation of the restrictions set forth in this Agreement would cause substantial injury to the Company;

D. The restrictions contained in this Agreement will not unreasonably impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends; and

E. This Agreement is a contract for the protection of trade secrets under applicable law and is intended to protect the Confidential Information (including trade secrets) identified above.

7. “BLUE PENCIL” AND SEVERABILITY PROVISION. If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest possible extent under applicable law from improper competition and the misuse or disclosure of trade secrets and Confidential Information. To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

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8. INVENTIONS.

A. Inventions Retained and Licensed. Attached as Exhibit B is a list describing all inventions and information created, discovered or developed by Executive, whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or with others before Executive’s employment with the Company (“Prior Inventions”), which belong in whole or in part to Executive, and which are not being assigned by Executive to the Company. Executive represents that Exhibit B is complete and contains no confidential or Confidential information belonging to a person or entity other than Executive. Executive acknowledges and agrees that Executive has no rights in any Inventions (as that term is defined below) other than the Prior Inventions listed on Exhibit B. If there is nothing identified on Exhibit B, Executive represents that there are no Prior Inventions as of the time of signing this Agreement. Executive shall not incorporate, or permit to be incorporated, any Prior Invention owned by Executive or in which he has an interest in a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing, if, in the course of Executive’s employment with the Company, Executive directly or indirectly incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use, create derivative works from and sell such Prior Invention as part of or in connection with such product, process or machine.

B. Assignment of Inventions. Executive shall promptly make full, written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby irrevocably transfers and assigns, and agrees to transfer and assign, to the Company, or its designee, all his rights, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks (and all associated goodwill), mask works, or trade secrets, whether or not they may be patented or registered under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Executive’s employment by the Company (the “Inventions”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which may be protected by copyright are “Works Made For Hire” as that term is defined by the United States Copyright Act. Executive understands and agrees that the decision whether to commercialize or market any Invention developed by Executive solely or jointly with others is within the Company’s sole discretion and the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention.

Executive recognizes that Inventions relating to his activities while working for the Company and conceived or made by Executive, whether alone or with others, within one (1) year after cessation of Executive’s employment, may have been conceived in significant part while employed by the Company. Accordingly, Executive acknowledges and agrees that such Inventions shall be presumed to have been conceived during Executive’s employment with the Company and are to be, and hereby are, assigned to the Company unless and until Executive has established the contrary.

The requirements of this Section 8.B. do not apply to any intellectual property for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on the Executive’s own time, and (i) which does not relate (x) directly to the Company’s business or (y) to the Company’s actual or demonstrably anticipated research and development or (ii) which does not result from any work the Executive performed for the Company.

C. Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during his employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

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D. Patent, Trademark and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights in any and all countries relating thereto, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments the Company reasonably deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such inventions, and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or paper shall continue after termination or expiration of this Agreement or the cessation of his employment with the Company. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason, after reasonably diligent efforts, to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents, trademarks or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademarks or copyright registrations thereon with the same legal force and effect as if executed by Executive; this power of attorney shall be a durable power of attorney which shall come into existence upon Executive’s mental or physical incapacity.

9. SURVIVAL AND REMEDIES. Executive’s obligations of nondisclosure, non-solicitation, non-interference, and non-competition under this Agreement shall survive the cessation of Executive’s employment with the Company and shall remain enforceable. In addition, Executive acknowledges that upon a breach or threatened breach of any obligation of nondisclosure, non-solicitation, non-interference, or noncompetition of this Agreement, the Company may suffer irreparable harm and damage for which money alone cannot fully compensate the Company. Executive therefore agrees that upon such breach or threat of imminent breach of any such obligation, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Executive from violating any such provision. This Section 9 shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Executive for a breach of any provision of this Agreement and the right to require Executive to account for and pay over to the Company all profits or other benefits derived or received by Executive as the result of such a breach, nor shall this Section 9 be construed to limit the rights or remedies available under state law for any violation of any provision of this Agreement.

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10. RETURN OF COMPANY PROPERTY. All devices, records, reports, data, notes, compilations, lists, proposals, correspondence, specifications, equipment, drawings, blueprints, manuals, DayTimers, planners, calendars, schedules, discs, data tapes, financial plans and information, or other recorded matter, whether in hard copy, magnetic media or otherwise (including all copies or reproductions made or maintained, whether on the Company’s premises or otherwise), pertaining to Executive’s work for the Company, or relating to the Company or the Company’s Confidential Information, whether created or developed by Executive alone or jointly during his employment with the Company, are the exclusive property of the Company. Executive shall surrender the same (as well as any other property of the Company) to the Company upon its request or promptly upon the cessation of his employment hereunder; provided, however, that Executive may retain such property and Confidential Information to the extent Executive reasonably believes will be necessary in connection with the continued performance of his duties and responsibilities as a director of the Company.

11. NO CONFLICTING AGREEMENTS OR IMPROPER USE OF THIRD-PARTY INFORMATION. During his employment with the Company, Executive shall not improperly use or disclose any confidential information or trade secrets of any former employer or other person or entity, and Executive shall not bring on to the premises of the Company any unpublished document or confidential information belonging to any such former employer, person or entity, unless consented to in writing by the former employer, person or entity. Executive represents that he has not improperly used or disclosed any confidential information or trade secrets of any other person or entity during the application process or while employed or affiliated with the Company. Executive also acknowledges and agrees that he is not subject to any contract, agreement, or understanding that would prevent Executive from performing his duties for the Company or otherwise complying with this Agreement. To the extent Executive violates this provision, or his employment with the Company constitutes a breach or threatened breach of any contract, agreement, or obligation to any third party, Executive will indemnify and hold the Company harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from, any such violation or threatened violation.

12. TERM AND TERMINATION.

A. Term and Termination. The term of this Agreement (the “Term”) and Executive’s employment hereunder will commence as of the Effective Date and continue until the earliest to occur of:

1. The effective start date of employment of a new permanent Chief Executive Officer of the Company;

2. Termination of Executive’s employment hereunder by the Company without Cause (as defined below) upon at least sixty (60) days’ advance written notice to Executive or for Cause (as defined below) effective immediately;

3. Resignation or termination of Executive’s employment hereunder by Executive upon at least sixty (60) days’ advance written notice to the Company;

4. Death of Executive; or

5. The mutual written agreement of the Parties;

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B. Effect of Termination Due to New Permanent CEO or Termination by the Company Without Cause. In the event Executive’s employment hereunder terminates pursuant to Section 12.A.1. above or is terminated by the Company without Cause (as defined below) upon at least sixty (60) days advance written notice to Executive, Executive will be entitled to receive: (i) the Base Salary accrued through the date of termination and accrued but unused vacation in respect of the year of termination, payable within fifteen (15) days following the date of such termination; (ii) reimbursement, within ninety (90) days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment (such rights to payment in clauses (i) and (ii), the “Accrued Rights”); and (iii) a pro rata portion of the Annual Bonus (that would otherwise be payable absent such termination of employment) based upon actual performance for the relevant fiscal year and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable at the same time the Annual Bonus would have otherwise been payable in accordance with Section 2(b) (the “Pro-Rata Bonus”). The treatment of Executive’s then outstanding equity-based incentive awards (and the impact of a termination of Executive’s employment on such awards) will be governed by the terms of the applicable plan and award agreements.

C. Effect of Termination By the Company for Cause or By Executive’s Resignation. In the event Executive’s employment hereunder is terminated by the Company for Cause (as defined below) or by Executive’s resignation; provided that Executive will be required to give the Company at least sixty (60) days’ advance written notice of such a resignation, Executive will be entitled to receive the Accrued Rights. The treatment of Executive’s then outstanding equity-based incentive awards (and the impact of a termination of Executive’s employment on such awards) will be governed by the terms of the applicable plan and award agreements.

D. Effect of Termination Due to Death. If the event Executive’s employment hereunder terminates due to Executive’s death, Executive’s estate will be entitled to receive: (A) the Accrued Rights; (B) the Pro Rata Bonus payable in accordance with Section 2(b); and (C) death benefits under any applicable plans and programs of the Company in accordance with the terms and provision of such plans and programs.

E. Effect of Termination Upon Mutual Agreement. In the event Executive’s employment hereunder is terminated by the Company and Executive upon mutual written agreement, Executive will be entitled to receive the Accrued Rights and any other rights or benefits provided in such written agreement and unless otherwise provided in such written agreement, the treatment of Executive’s then outstanding equity-based incentive awards (and the impact of a termination of Executive’s employment on such awards) will be governed by the terms of the applicable plan and award agreements.

F. Definition of Cause. For all purposes under this Agreement, “Cause” is defined as (i) gross negligence or willful failure to perform Employee’s duties and responsibilities to the Company; (ii) commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude; or (iv) material breach by Employee of any of her obligations under this Agreement or any written agreement or covenant with the Company, including the policies adopted from time to time by the Company applicable to all employees, that has not been cured within thirty (30) days of notice of such breach.

G. No Other Benefits. In the event of a termination of Executive’s employment with the Company, the provisions of this Section 12 are Employee’s exclusive right to severance or other benefits and are in lieu of participation in any other severance policy or plan to which Employee might otherwise be entitled.

H. Termination from any Officer Positions Held. Upon termination of Executive’s employment with the Company, Employee agrees that and any and all officer positions held, if applicable, shall be automatically terminated. Employee agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.

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13. GENERAL PROVISIONS.

A. Indemnification and Directors’ and Officers’ Insurance. During Executive’s employment hereunder and thereafter, the Company will indemnify Executive to the fullest extent permitted under applicable law, the Company’s organizational and governing documents, that certain Indemnification Agreement dated as of February 14, 2018 between the Company and Executive and that certain Indemnification Agreement dated as of October 12, 2018. The Company agrees to maintain directors’ and officers’ liability insurance policies covering Executive on a basis no less favorable than provided to any director or officer of the Company, which coverage will continue as to Executive even if he has ceased to be a director, employee or agent of the Company with respect to acts or omissions which occurred prior to such cessation. The insurance contemplated under this Section 13.A. will inure to the benefit of Executive’s heirs, executors and administrators.

B. Governing Law; Consent To Personal Jurisdiction. The laws of the State of Minnesota shall govern the Executive’s employment and this Agreement without regard to conflict of laws principles. Executive and the Company each hereby consents to the personal jurisdiction of the state courts located in Hennepin County, State of Minnesota, and the federal district court sitting in Hennepin County, State of Minnesota, if that court otherwise possesses jurisdiction over the matter, for any legal proceeding concerning Executive’s employment or termination of employment, or arising from or related to this Agreement or any other agreement executed between Executive and the Company.

C. Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth this entire Agreement between the Company (and any of its related or affiliated entities, officers, agents, owners or representatives) and Executive relating to the subject matter herein, and supersedes any and all prior discussions and agreements, whether written or oral, on the subject matter hereof, including without limitation that certain Employment Offer Term Sheet provided to Executive by the Company prior to the commencement of his employment with the Company. To the extent that this Agreement may conflict with the terms of another written agreement between Executive and the Company, the terms of this Agreement will control.

D. Modification. No modification of or amendment to this Agreement will be effective unless in writing and signed by Executive and an authorized representative of the Company.

E. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of its ability to enforce that provision or any other provision. The Company’s failure to enforce any breach of this Agreement shall not act as a waiver of that breach or any future breach. No waiver of any of the Company’s rights under this Agreement will be effective unless in writing. Any such written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

F. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of and bind, the Company’s, affiliates, subsidiaries, successors and assigns. Executive shall not have the right to assign his rights or obligations under this Agreement.

G. Construction. The language used in this Agreement will be deemed to be language chosen by Executive and the Company to express their mutual intent, and no rules of strict construction will be applied against either Party.

H. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement. Signatures of the parties that are transmitted in person or by facsimile or e-mail shall be accepted as originals.

I. Further Assurances. Executive agrees to execute any proper oath or verify any document required to carry out the terms of this Agreement.

J. Title and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

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K. Notices. All notices and communications that are required or permitted to be given under this Agreement shall be in writing and shall be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at such Party’s address shown in the signature blocks below or to such other address as such Party may have given to the other by notice pursuant to this Section 13.K. Notice shall be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

L. Section 409A. The amounts payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Any payments due under this Agreement on account of a termination of employment shall only be payable if the termination constitutes a “separation from service” within the meaning of Section 409A. To the extent that any such payments are determined to be subject to Section 409A, (i) the terms of this Agreement shall be interpreted to avoid incurring any penalties under Section 409A, (ii) any right to a series of installment payments is to be treated as a right to a series of separate payments, (iii) any payments due to a “specified employee” of a publicly-traded company upon a separation from service shall be delayed until the first day of the seventh (7th) month following such separation from service, and (iv) each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (x) the amount of the expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefit provided in any other calendar year; (y) any reimbursement or an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (z) any rights to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Any tax gross-up payments provided under this Agreement shall be paid to Executive on or before December 31 of the calendar year following the calendar year in which Executive remits the taxes. Notwithstanding the foregoing, in no event shall the Company be responsible for any taxes or penalties due under Section 409A.

14. EXECUTIVE’S ACKNOWLEDGMENTS. Executive acknowledges that he is executing this Agreement voluntarily and without duress or undue influence by the Company or anyone else and that Executive has carefully read this Agreement and fully understands the terms, consequences, and binding effect of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Employment Agreement as of the date first written above.

EXECUTIVE		XTANT MEDICAL HOLDINGS, INC.

Print Name:	Michael Mainelli	Print Name:	Kathie J. Lenzen

Signature:	/s/ Michael Mainelli	Signature:	/s/ Kathie J. Lenzen

Date:	October 12, 2018	Title:	CFO

Address:		Date:	10/12/18

		Address:	664 Cruiser Lane, Belgrade MT 59714

Email:

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EXHIBIT A

FORM OF OPTION AGREEMENT

NOTICE OF OPTION GRANT UNDER THE

XTANT MEDICAL HOLDINGS, INC. 2018 equity INCENTIVE PLAN

Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), pursuant to the Xtant Medical Holdings, Inc. 2018 Equity Incentive Plan (as may be amended from time to time, the “Plan”), hereby grants to the individual named below (the “Participant”) a Non-Statutory Stock Option (the “Option”) to purchase from the Company that number of shares of Common Stock (the “Shares”), as indicated below at an exercise price per Share equal to the amount as indicated below (the “Exercise Price”). The Option is subject to all of the terms and conditions set forth in this Notice of Option Grant (this “Grant Notice”), in the Option Award Agreement attached hereto (the “Award Agreement”), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein will have the meaning set forth in the Plan. This Option grant has been made as of the grant date indicated below, which shall be referred to as the “Grant Date.”

Grant ID:	[Insert Grant ID number]

Participant:	Michael Mainelli

Grant Date:	October 15, 2018

Total Number of Shares Subject to Option:	240,000 Shares, subject to adjustment as provided in the Plan.

Exercise Price Per Share:	$3.22, subject to adjustment as provided in the Plan.

Expiration Date:	October 15, 2028, but no later than the ten (10) year anniversary of the Grant Date, as provided in Section 3.2 of the Award Agreement.

Type of Option:	[ ] Incentive Stock Option [X] Non-Statutory Stock Option

Vesting Schedule:	Except as otherwise provided in Section 3 of the Award Agreement, the Participant’s right to exercise the Option shall vest on a cumulative basis, with respect to 10,000 of the shares subject to the Option on the 15th day of each of the twenty-four (24) months commencing on November 15, 2018; provided, however, that the Participant is employed as Chief Executive Officer of the Company through the applicable vesting date.

* * *

The Participant must accept the grant by executing this Grant Notice in the space provided below and returning the original execution copy to the Company or otherwise indicating affirmative acceptance of this grant electronically pursuant to procedures established by the Company and/or its third party administrator. The undersigned Participant acknowledges that he or she has received a copy of this Grant Notice, the Award Agreement, the Plan and the Plan Prospectus. As an express condition to this grant, the Participant agrees to be bound by the terms of this Grant Notice, the Award Agreement and the Plan. The Participant has read carefully and in its entirety the Award Agreement and specifically the acknowledgements in Section 7.9 thereof. This Grant Notice, the Award Agreement and the Plan set forth the entire agreement and understanding of the Company and the Participant with respect to the grant, vesting and administration of the Option award and supersede all prior agreements, arrangements, plans and understandings. This Grant Notice (which includes the attached Award Agreement) may be executed in two counterparts each of which will be deemed an original and both of which together will constitute one and the same instrument.

XTANT MEDICAL HOLDINGS, INC.		Participant

By:	Kathie Lenzen	Michael Mainelli
Title:	Chief Financial Officer

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OPTION AWARD AGREEMENT

Pursuant to the Notice of Option Grant (the “Grant Notice”) to which this Option Award Agreement (this “Agreement”) is attached and which Grant Notice is included in and part of this Agreement, and subject to the terms of this Agreement and the Xtant Medical Holdings, Inc. 2018 Equity Incentive Plan (as may be amended from time to time, the “Plan”), Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), and the Participant named in the Grant Notice (the “Participant”) agree as follows:

1. Incorporation of Plan; Definitions. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement will be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement or in the Grant Notice will have the same meanings as set forth in the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is not authorized by or is inconsistent with the terms of the Plan, the terms of the Plan will prevail. Pursuant to and in accordance with the terms of the Plan, the Committee will have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision will be final, binding and conclusive upon the Participant and his or her legal representatives in respect of any questions arising under the Plan or this Agreement. A copy of the Plan and the Plan Prospectus have been delivered to the Participant together with this Agreement.

2. Grant of Option. The Company hereby grants to the Participant a Non-Statutory Stock Option (the “Option”) to purchase from the Company that number of shares of Common Stock (collectively, the “Shares”), and at an exercise price per Share equal to the amount as indicated in the Grant Notice (the “Exercise Price”), all subject to adjustment as provided in the Plan, and subject to the terms, conditions and restrictions set forth herein and in the Plan. The Option is not intended to satisfy the requirements of Section 422 of the Code and thus shall be a Non-Statutory Stock Option as that term is defined in the Plan.

3. Vesting and Exercisability of Option; Expiration of Option; Forfeiture.

3.1 Vesting and Exercisability of Option. Except as otherwise provided under this Agreement, the Participant’s right to exercise the Option shall vest in accordance with the Vesting Schedule set forth in the Grant Notice (each, a “Vesting Date”); provided, however, that the Participant is employed as Chief Executive Officer through the applicable Vesting Date.

3.2 Duration of Exercisability. Any installments provided for in the Vesting Schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the Vesting Schedule set forth in the Grant Notice shall remain vested and exercisable until the Expiration Date of the Option set forth in the Grant Notice (the “Expiration Date”) or until the Option becomes unexercisable under Section 3.4 of this Agreement; provided, however, that if the exercise of the vested portion of the Option is prevented by the provisions of Section 17 of the Plan, the vested portion of the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the Expiration Date of such Option.

3.3 Change in Control. Except as otherwise provided in an Individual Agreement between the Company and the Participant, upon a Change in Control, the Option will be subject to Section 15 of the Plan; provided, however, that if a Change in Control occurs while the Participant is employed as Chief Executive Officer of the Company, the Option will vest and become exercisable, effective immediately prior to but contingent upon the Change in Control, with respect to that number of shares of Common Stock that otherwise would have vested during the six months after the Change in Control; provided, however, that in the event the Change in Control is a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company, such acceleration of vesting will not occur.

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3.4 Effect of Termination of Employment or Other Service. Except as otherwise provided in Section 13.4 or 13.5 of the Plan or an Individual Agreement between the Company or any Subsidiary and the Participant: (a) if the Participant’s employment with the Company and all Subsidiaries is terminated by reason of the Participant’s death, then the Option will vest and become exercisable immediately as to a pro rata percentage of the unvested portion of the Option scheduled to vest on the next applicable Vesting Date, with such proration based on the number of days during which the Participant was continuously employed by the Company or a Subsidiary beginning on the Grant Date, or if a Vesting Date has occurred, the most recent Vesting Date, and ending on the next applicable Vesting Date, multiplied by the number of Shares subject to the Option which were scheduled to vest on the next applicable Vesting Date, and the vested portion of the Option will remain exercisable for a period of one (1) year after the date of such termination (but in no event after the Expiration Date); (b) if the Participant’s employment with the Company and all Subsidiaries is terminated by reason of the Participant’s Disability, then the Option will, to the extent exercisable as of the date of such termination, remain exercisable for a period of one (1) year after the date of such termination (but in no event after the Expiration Date); and (c) if the Participant’s employment with the Company and all Subsidiaries is terminated for any reason other than death or Disability, then the Option will, to the extent exercisable as of the date of such termination, remain exercisable for a period of ninety (90) days after the date of such termination (but in no event after the Expiration Date).

3.5 Effect of Actions Constituting Cause or Adverse Action; Forfeiture or Clawback. The Option is subject to the forfeiture provisions set forth in Section 13.5 of the Plan, including those applicable if the Participant is determined by the Committee to have taken any action that would constitute Cause or an Adverse Action and any forfeiture or clawback requirement under Applicable Law or any policy adopted from time to time by the Company.

4. Method of Exercise.

4.1 Notice. The Option may be exercised by the Participant in whole or in part from time to time, subject to the vesting and other conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission (if confirmed) or through the mail, to the Company at its principal executive office in Montana (Attention: Chief Financial Officer), of a written notice of exercise. Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option. Such notice must be accompanied by payment in full of the total purchase price of the Shares purchased. If the Option is being exercised, as provided by the Plan, by any person or persons other than the Participant, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Participant will be recorded on the books of the Company as the owner of the Shares purchased, and the Company will deliver to the Participant one or more duly issued stock certificates or book-entry notations evidencing such ownership.

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4.2 Payment. The total purchase price of the Shares to be purchased upon exercise of the Option must be paid entirely in cash or cash equivalent (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion, may allow such payments to be made, in whole or in part, by: (i) tender, or attestation as to ownership, of Previously Acquired Shares; (ii) a Broker Exercise Notice; (iii) a “net exercise” pursuant to Section 6.5(b) of the Plan; (iv) a promissory note (on terms acceptable to the Committee in its sole discretion); (v) such other consideration as may be approved by the Committee from time to time; or (vi) a combination of such methods.

5. Rights of Participant.

5.1 Employment or Other Service. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time, nor confer upon the Participant any right to continue employment or service with the Company or any Subsidiary.

5.2 Rights as a Stockholder. The Participant will have no rights as, or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, with respect to Shares of Common Stock issuable upon exercise of the Option unless and until the Participant exercises the Option and becomes the holder of record of such Shares of Common Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.4 of the Plan.

5.3 Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Participant in the Option prior to exercise of the Option will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. Any attempt to transfer, assign or encumber the Option other than in accordance with this Agreement and the Plan will be null and void and the Option will be forfeited and immediately returned to the Company.

6. Withholding Taxes. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to the Option, including the grant, vesting or exercise of, the Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any Shares upon exercise of the Option. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Participant to satisfy, in whole or in part, any withholding or employment related tax obligation in connection with the Option by withholding Shares issuable upon exercise of the Option. When withholding Shares for taxes is effected under this Agreement and the Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

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7. Miscellaneous.

7.1 Governing Law. The validity, construction, interpretation, administration and effect of this Agreement and any rules, regulations and actions relating to this Agreement will be governed by and construed exclusively in accordance with the laws of the State of Delaware, notwithstanding the conflicts of laws principles of any jurisdictions.

7.2 Interpretation. Any dispute regarding the interpretation of this Agreement will be submitted by the Participant or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on all parties.

7.3 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

7.4 Notices. All notices, requests or other communications provided for in this Agreement must be made, if to the Company, to Xtant Medical Holdings, Inc., Attn: Chief Financial Officer, 664 Cruiser Lane, Belgrade, MT 59714, and if to the Participant, to the last known mailing address of the Participant contained in the records of the Company. All notices, requests or other communications provided for in this Agreement must be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

7.5 Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to the Option by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line system established and maintained by the Company or a third party vendor designated by the Company.

7.6 Other Laws. The Company will have the right to refuse to issue to the Participant Shares upon exercise of the Option if the Company acting in its absolute discretion determines that the issuance or transfer of such Shares might violate any Applicable Law.

7.7 Investment Representation. The Participant hereby represents and covenants that (a) any Share acquired upon exercise of the Option will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such Shares will be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Participant will submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Share, as applicable. As a further condition precedent to the delivery to the Participant of any Shares upon exercise of the Option, the Participant will comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the Shares and, in connection therewith, will execute any documents which the Company will in its sole discretion deem necessary or advisable.

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7.8 Non-Negotiable Terms. The terms of this Agreement and the Option are not negotiable, but the Participant may refuse to accept the Option by notifying the Company’s Chief Financial Officer in writing within thirty (30) day after the Grant Date set forth in the Grant Notice.

7.9 Acknowledgement by the Participant. In accepting the Option, the Participant hereby acknowledges that:

(a) The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan.

(b) The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Options, even if Options have been granted repeatedly in the past.

(c) All decisions with respect to future Option grants, if any, will be at the sole discretion of the Company.

(d) The Participant is voluntarily participating in the Plan.

(e) The award of Options is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of the Participant’s employment contract, if any.

(f) The award of Options is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary.

(g) The award of Options or this Agreement will not be interpreted to form an employment contract with the Company or any Subsidiary.

(h) The future value of the Shares issuable upon exercise of the Option is unknown and cannot be predicted with certainty and if the Option vest and is exercised by the Participant, the value of those Shares may increase or decrease.

(i) In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Shares acquired upon exercise of the Option resulting from termination of employment by the Company (for any reason whatsoever and whether or not in breach of applicable labor laws) and the Participant hereby irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Option, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(j) In the event of termination of the Participant’s employment with the Company (whether or not in breach of local labor laws), the Participant’s right to receive the Option and vest in the Option under the Plan, if any, will terminate effective as of the date of termination of his or her active employment as determined in the sole discretion of the Committee and will not be extended by any notice of termination of employment or severance period provided to the Participant by contract or practice of the Company or any Subsidiary or mandated under local law and the Committee will have the sole discretion to determine the date of termination of the Participant’s active employment for purposes of the Option.

(k) Neither the Company nor any Subsidiary is providing any tax, legal or financial advice, nor is the Company or any Subsidiary making any recommendations regarding the Participant’s participation in the Plan, acceptance of the Option, acquisition of Shares upon vesting and exercise of the Option or any sale of such Shares.

(l) The Participant has been advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

* * * * *

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EXHIBIT B

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

IS A LIST ATTACHED? (PLEASE CHECK): _____YES _____NO

NOTE: The following is a list of all Prior Inventions made, conceived, developed or reduced to practice by Executive prior to his employment with the Company.

IF NO SUCH LIST IS ATTACHED, THAT MEANS EXECUTIVE IS NOT ASSERTING THE EXISTENCE OF ANY PRIOR INVENTIONS.

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